EXHIBIT 11

                     LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                                   (Unaudited)
                  (Amounts in Thousands, Except Per Share Data)


                                                  Three Months     Six Months
                                                 Ended June 30,  Ended June 30,
                                                  1996   1995     1996    1995
PRIMARY

Earnings:
 Net income. . . . . . . . . . . . . . . . . . .  $1,743  $1,059  $2,710  $5,963
 Less preferred dividends. . . . . . . . . . . .     984     716   1,683   1,575
 Less accretion in redemption value of
  LIVE Series B Cumulative Convertible
  Preferred Stock. . . . . . . . . . . . . . . .      --   1,259      --   2,830

 Net income (loss) attributable to common stock.  $  759  $ (916) $1,027  $1,558

Shares:
 Weighted average number of common
   shares outstanding. . . . . . . . . . . . . .   2,445   2,418   2,434   2,418
 Net effect of dilutive stock options-
   based on the treasury stock method
   using average market price. . . . . . . . . .      98      24     178      14

 Total . . . . . . . . . . . . . . . . . . . . .   2,543   2,442   2,612   2,432

 Net income (loss) per common share. . . . . . .  $ 0.30  $(0.38) $ 0.39  $ 0.64

FULLY DILUTED

Earnings:
 Net income. . . . . . . . . . . . . . . . . . .  $1,743  $   --  $2,710  $5,963

Shares:
 Weighted average number of common
   shares outstanding. . . . . . . . . . . . . .   2,445      --   2,434   2,418
Net effect of dilutive stock options -
   based on the treasury stock method
   using the period-end market price, if
   higher than average market price. . . . . . .     135      --     124      25
 Assuming conversion of Series B and Series C
   Preferred Stock . . . . . . . . . . . . . . .   7,949      --   8,195  12,079

 Total . . . . . . . . . . . . . . . . . . . . .  10,529      --  10,753  14,522

Net income per common share. . . . . . . . . . .  $ 0.17  $   --  $ 0.25  $ 0.41